UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 13, 2016

BUSCAR COMPANY
(Exact name of registrant as specified in its charter)

NEVADA

(State or other jurisdiction of incorporation)

333-174872	27-3191889
(Commission File No.)	(IRS Employer Identification No.)

4325 GLENCOE AVE STE C9 MARINA DEL REY CA 90292-9991
(Address of principal executive offices) (zip code)

(661) 418-7842
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 8.01 Other Events

On April 13, 2016, the Company acquired an interest in the thoroughbred Sheza Superstar. Sheza Superstar is out of the stallion Graeme Hall and is from the immediate female family of U.S. Champion 3-year-old filly Our Mims & G1 Stakes-winner Alydar. Graeme Hall is a multiple Graded Stakes winner of over $1.147 million. Not only was he a very talented runner, but he was also a very durable performer as well. He made 22 starts in his outstanding career, with 7 wins and finishing in the top 3 in 15 of those 22 calls to post. He was a Graded Stakes performer every year from ages two to five with eleven Beyers from 100 – 113 in his last fifteen starts. He is the sire of 2 Champions & 24 black-type winners with earnings of over $28 million, including multiple Graded-stakes winners.

Sheza Super Star's 1st dam, Starbuster, was a winner on the track at age 2 and is the dam of 7 winners from 7 foals to race. Among those is multiple stakes-winner & track record setter "Hesa Big Star"with earnings of $349,898. She has also produced 2 stakes-placed runners,Breitling Flyer ($176,240) & Five Star Susan ($62,880). Starbuster is also a "double copy" mare for the large heart "X Factor" gene by the only two-time national sprint champion, Housebuster. Most of the top 100 racehorses of the 20th century were out of mares with the large heart gene and most in the top 20 were out of "double copy" mares.

The 2nd dam was a multiple stakes-placed runner named "I like Secrets" who has produced 4 winners including Stalwarts Secret ($143,110). Her 3rd Dam is an unraced half-sister to Champion OUR MIMS and Grade 1 winner & Leading U.S. Sire & Leading Broodmare Sire in France, ALYDAR. She is the dam of 6 winners as well! Lots of other Black-type to round out the bottom of the pedigree.

Sheza Super Star will continue her preparatory training at New Episode Training Center (of FUNNY CIDE fame) in Ocala, FL. She will then move to the barn of trainer Nick Canani at Gulfstream Park where she will stable year-round. Races at Gulfstream Park West and Tampa Bays Downs are also viable options for her while stabled out of Gulfstream Park. She is a Florida Bred and is eligible for Florida Bred incentive money as well as Florida Bred Stakes races. The filly is nominated for the 2016 $2.9 Million Florida Sire Stakes as well. She could be ready to make her 2 year-old debut in August 2016. She is managed by the "Dare To Dream Stable".

The Company will begin shortly acquiring thoroughbreds that it owns a 100% interest in.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Buscar Company

Dated: April 13, 2016	By:	/s/ Troy Grant
	Name:	Troy Grant
	Title:	COO